UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 or 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                                   May 8, 2002
                                 --------------
                Date of Report (Date of earliest event reported)



                                   TURER CORP.
                       ----------------------------------
               (Exact Name of Registrant as specified in Charter)



                          Commission File No. 000-32797



          Nevada                                  33-0965560
   ----------------------------                  -------------------
   (State of Other Jurisdiction                    (I.R.S. Employer
     of Incorporation)                             Identification No.)




317 20th Street, Manhattan Beach, California             90266
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(Address of Principal Executive Office)               (Zip Code)


   Registrant's Telephone Number, Including Area Code: (310) 802-1744




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Item 2. Acquisition or Disposition of Assets


      Pursuant to an Agreement and Plan of Reorganization (the "Agreement") entered into as of May 8, 2002 between Turer Corp.
("TUCO" or the "Registrant"), a Nevada corporation, and Internet Ventures, Inc. ("IVI"), a California corporation and certain shareholders of IVI, 100% of the outstanding shares of common stock of IVI are to be exchanged for 13,000,000 new shares of common stock of TUCO in a transaction in which IVI effectively became the wholly owned subsidiary of TUCO.

      The Agreement was adopted by the unanimous consent of the Board of Directors of each corporation.

      Prior to the merger, IVI had 12,350,000 shares of common stock outstanding all of which shares 12,350,000 (or 100% of the outstanding shares) were exchanged by the shareholders of IVI for 12,350,000 shares of common stock of TUCO. By virtue of the exchange, shareholders acquired ninety-five percent (95%) of the issued and outstanding common stock of TUCO. There was change of control of TUCO. Subsequent to the closing of the transaction, the Registrant then had a total of 13,000,000 shares of common stock issued and outstanding.

      Prior to the effectiveness of the Agreement, TUCO had an aggregate of approximately 5,000,000 shares of common stock, par value $.001, issued and outstanding.

      Two of the officers and directors of IVI became officers and directors of TUCO subsequent to the Agreement and all other officers and directors of TUCO resigned their positions in TUCO, appointing Nyhl Henson as a Director and Chief Executive Officer and Charles Roodenburg became Executive Vice President and a Director.

      The business to be conducted by TUCO after closing of the Agreement is the business of providing Internet Services in Tier 3 markets (populations of less than 500,000 persons) and marketing of such ISP services.

         Presently, IVI has in excess of 20,000 subscribers in three states, California, Oregon and Colorado and growth by acquisitions and by internal growth by marketing more effectively is to be emphasized.

         IVI was founded in September of 1995. Its mission was to penetrate the rural marketplace niche, offering ISP services including dialup, as well as broadband over existing cable networks and other means. IVI was funded and the rollup of ISPs was initiated in California, Oregon, and Colorado.

In July of 2000, IVI consultant Nyhl Henson was appointed President and Chief Executive Officer. In December of that same year, he was subsequently elected Chairman of the Board of Directors at the annual shareholders' meeting. Mr. Henson, a cable television programming pioneer and entertainment industry executive, vigorously pursued aggressive cost saving measures IVI. He reduced staff from 195 to 45, and closed non-revenue generating facilities. He organized a management team to include outside consultants with an in-depth experience curve in cable and cellular telephone businesses as well as proven individuals promoted from within IVI. The objective was to apply basic time tested business principles to focus on generating monthly reoccurring revenue, predictable cash flows and incremental revenues from add-ons to existing services. The acquired ISPs, initially organized as "stand alone" businesses, were integrated into a new IVI management structure. Duplicate and overlapping administrative services were centralized, allowing the regional operations to take advantage of economies of scale which resulted in increased Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).

The impact of these achievements is evidenced on IVI consolidated P&L statement showing an improvement in net losses from ($4,060,555) in FY2001 to ($664,407) in FY2002. It is the intention of Turer Corp. to be renamed IVI Communications.

IVI will continue to focus internally on its new goal of growing from 20,000 to 40,000 subscribers. IVI also plans to expand externally by acquiring ISPs with a total additional subscriber base of 50,000 customers. It has already commenced this process by signing Letters of Intent with twelve (12) ISPs representing 58,641 subscribers. There can be no assurance that all of these transactions will be consummated for a variety of reasons, including but not limited to: (i) raising sufficient new capital, (ii) lacking sufficient capital from present operations; and (iii) due diligence discovery of misrepresented facts as to the business of the targeted acquisitions. While "Dialup is not dead," the opportunity in broadband continues to grow. Building upon its five-year history of supplying broadband to rural communities via PeRKInet, the Company plans to expand its broadband services through DSL and Fixed Wireless.

      A copy of the Agreement is attached hereto as an exhibit. The foregoing description is modified by such reference.


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Item 7. Financial Statement, Pro Forma Information and Exhibits


    (a)   Financial Statements of Business Acquired

     The financial statements of TUCO for the periods required by Rule 3-05(b) of Regulation S-X will be filed by amendment to this Form 8-K on or before July 22, 2002.

    (b)   Pro Forma Financial Information

     The pro forma financial information required by Article 11 of Regulation S-X will be filed by amendment to this Form 8-K on or before July 22, 2002.

    (c)   Exhibits

     Number                           Description
     ------                           -----------

      2.1 Agreement and Plan of Reorganization, dated as of May 8, 2002, by and among Turer Corp., a Nevada corporation, and Internet Ventures, Inc., a California corporation ("IVI"), and certain of the owners of outstanding shares of common stock of IVI. (Schedules and Exhibits omitted.)

      99.1     Press release dated May 24, 2002.


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                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TURER CORP.

Date:  05/23/02                         By:  /s/ NYHL HENSON
                                            ------------------------
                                            Nyhl Henson
                                            President